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                                                                   Exhibit 23(c)


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-32644 of CheckFree Holdings Corporation on Form S-4 of our report dated October 22, 1999, (February 15, 2000 as to Note 4), on the consolidated financial statements of MSFDC, L.L.C. and subsidiaries, a development stage company, as of July 2, 1999, and July 3, 1998, and the related consolidated statements of operations, members' capital deficiency and cash flows for the year ended July 2, 1999, and the periods from June 18, 1997 (inception) to July 3, 1998, and from June 18, 1997 (inception) to July 2, 1999, appearing in the Information Statement/Prospectus, and to the reference to us under the heading "Experts" in the Information Statement/Prospectus, which is part of the Registration Statement.


/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Seattle, Washington
April 17, 2000